                             [ROADHOUSE GRILL LOGO]

                                                                   EXHIBIT 10.19

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                   ROADHOUSE GRILL TRADEMARK LICENSE AGREEMENT

                                     BETWEEN

                              ROADHOUSE GRILL, INC
                              A FLORIDA CORPORATION
                                   (LICENSOR)

                                       AND

                         ROADHOUSE GRILL ITALIA S.R.L.,
                             AN ITALIAN CORPORATION
                                   (LICENSEE)

                  THIS AGREEMENT IS VALID FROM JANUARY 1, 2004

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
                                TABLE OF CONTENTS                            PAGE
PREMISES..............................................................         1

       1.   INTERPRETATION............................................         2

       2.   LICENSE...................................................         2

       3.   ROYALTIES.................................................         3

       4.   DEVELOPMENT SCHEDULE......................................         4

       5.   QUALITY STANDARDS.........................................         5

       6.   USE OF THE TRADEMARKS.....................................         6

       7.   OWNERSHIP OF THE TRADEMARKS...............................         6

       8.   INFRINGEMENTS.............................................         7

       9.   INDEMNITY.................................................         7

       10.  TERMINATION...............................................         8

       11.  ASSIGNMENT AND SUB-LICENSE................................         9

       12.  FORCE MAJEURE.............................................         9

       13.  NON-COMPETITION...........................................        10

       14.  SEVERABILITY..............................................        10

       15.  WAIVER....................................................        10

       16.  NOTICES...................................................        10

       17.  GENERAL...................................................        11

       18.  GOVERNING LAW, JURISDICION AND ARBITRATION................        11

       19.  CONFIDENTIALITY...........................................        11

       SCHEDULE A.....................................................        13

       SCHEDULE B.....................................................        14

       SCHEDULE C.....................................................        15

       SCHEDULE D.....................................................        17

                                                                              II

THIS AGREEMENT (the "AGREEMENT") is made this day of March 3, 2004 and is valid from date January 1, 2004 ("DATE OF THE AGREEMENT");

                                     BETWEEN

- ROADHOUSE GRILL, INC, a Florida corporation, with its principal office at 2703-A Gateway Drive, Pompano Beach, 33069, (hereinafter referred to as the "LICENSOR"); and

- ROADHOUSE GRILL ITALIA S.R.L., a company duly formed and organized under the laws of Italy with its registered office located at Via Modena 53, Castelvetro, Modena, Italy (hereinafter referred to as the "LICENSEE").

(A) WHEREAS, The LICENSOR is the registered owner, in the United States of America and in the European Community which includes Italy, of ROADHOUSE GRILL(R)Trademark and associated logo, service marks and trade dress (hereinafter collectively the "TRADEMARKS") used for the operation, by the LICENSOR, of Roadhouse Grill Restaurants throughout United States of America;

(B) WHEREAS, LICENSOR is a company, within the United States of America, in the business of steak-house grill restaurants due to (i) its high quality standards on food and beverage products and their appealing presentation, and to
(ii) the services provided, the infrastructure and the good reputation and goodwill of the Trademark, of the restaurants and of the LICENSOR itself.

(C) WHEREAS, The LICENSEE desires to obtain the exclusive license to use the TRADEMARKS in Italy excluding all U.S. military establishments (hereinafter the "TERRITORY") and, eventually, in various European countries the parties may from time to time specify, in connection with the operation of Roadhouse Grill restaurants (hereinafter the "RESTAURANTS") which feature steaks, vegetables, salads and certain other food products for consumer consumption;

(D) WHEREAS, The TRADEMARKS are defined and specified in SCHEDULE A attached hereto;

(E) WHEREAS, The LICENSEE shall open and operate the Restaurants in accordance with the development schedule indicated herein below (hereinafter the "DEVELOPMENT SCHEDULE");

(F) WHEREAS, The LICENSOR, CREMONINI S.P.A. AND ROADHOUSE GRILL EUROPE B.V. (HEREINAFTER THE "DISSOLUTION PARTIES") has dissolved by means of the Global Dissolution and Settlement Agreement entered into by the Dissolution Parties as of this date, the following agreements executed on September 28, 2000: (i) Joint Venture Agreement, (ii) Shareholders Agreement, (iii) Master Development Agreement and (iv) Master Franchise Agreement;

(G) WHEREAS, The LICENSEE acknowledges that it understands and accepts the provisions of this Agreement as being reasonably necessary to maintain the LICENSOR's high standards of quality and service and the uniformity of those standards at Restaurants in order to protect and preserve the goodwill of the Trademarks. LICENSEE acknowledges that he has conducted an independent investigation of the restaurant business in connection with this Agreement and recognizes that the nature of the business may change over time, that an investment in Restaurants involve business risks and that the success of the venture is largely dependent upon LICENSEE's business abilities and efforts. The LICENSOR expressly disclaims the making of, and the LICENSEE acknowledges that he has not received or relied upon any representations of revenue, profits or success of the business contemplated by this Agreement. The LICENSEE further acknowledges that he has not received or relied

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
 upon the representations by the LICENSOR or its officers, directors, employees or agents that are contrary to the statements contained in the terms of this Agreement. LICENSEE has had full and adequate opportunity to be thoroughly advised of the terms and conditions of this Agreement by financial and legal counsel of LICENSEE'S choosing prior to execution of this Agreement.

NOW, THEREFORE, the Parties, in consideration of the undertakings and commitments of each Party to the other Party hereby agree as follows:

1.    INTERPRETATION

1.1 In this Agreement, these terms shall have the following meanings unless the context otherwise requires:

      "AFFILIATE":            any entity which is controlled, directly or
                              indirectly, by the first-mentioned entity, any entity that controls, directly or indirectly, the first-mentioned entity, and any entity under common control with the first-mentioned entity;

      "PARTIES":              the parties to this Agreement and the "PARTY" may
                              refer to either of them;

      "PRODUCTS"              any food product provided by the LICENSEE under
                              the Trademarks in the Restaurants;

      "ROI" the ratio of EBITDA (earnings before interest, tax, depreciation, amortization) in the numerator, over the investment cost of the LICENSEE in the denominator.

      "SERVICES"              any kind of services related to the Restaurants
                              provided by the LICENSEE under the Trademarks;

      "TERMINATION DATE":     the date on which this Agreement is terminated by
                              either Party pursuant to Section 10 of this Agreement;

      "TERRITORY":            Italy (excluding all U.S. military establishments)
                              and other countries included in the future in the Agreement as per Section 4.8;

      "TRADEMARKS":           the Roadhouse Grill Trademarks as defined in the
                              Schedule A attached hereto, and any additional trademarks, service marks and trade dress hereafter authorized for use by and licensed to LICENSEE by the LICENSOR;

      "$" OR "U.S. DOLLARS":  the lawful currency for the time being of United
                              States of America.

1.2 The headings in this Agreement are inserted only for convenience and shall not affect the interpretation of this Agreement.

1.3 A reference to any statute or statutory provision includes a reference to the statute or statutory provision as from time to time amended, extended, or re-enacted.

1.4 A reference to a Clause or Schedule, unless the context otherwise requires, is a reference to a clause or schedule to this Agreement.

2.    LICENSE

2.1 In consideration of the mutual promises contained within this Agreement the LICENSOR hereby grants to the LICENSEE, and the LICENSEE hereby accepts, an exclusive license to use the Trademark in the Territory or in relation to the Products, from the date of this Agreement, on the terms and conditions and subject to the restrictions contained within this Agreement.

2.2   Outside the Territory, the LICENSEE shall not:

      (i)    use the Trademarks in connection with Restaurants;

      (ii)   place the products on the market and/or provide the Services.

2.3 The term of this Agreement is fifty (50) years, commencing on the date hereof, unless sooner terminated by any Party in accordance with the terms and conditions of this Agreement. At least one (1) year prior to termination of the fifty (50) year period, the Parties may agree to extend the term of this Agreement for at least an additional twenty (20) year period. The Parties shall use their best efforts to agree to terms and conditions of the so extended agreement which shall correspond to the economic values and laws applicable

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

      at that time. It is expressly understood that the fifty (50) year period is only applicable to the Restaurants specified under Section 4.

2.4 During the term of this Agreement, the LICENSOR shall not grant any rights pertaining to the Trademarks to any other person within the Territory provided that LICENSEE is not in default of its obligations set forth in this Agreement, being agreed between the Parties that, if such Licensee's default is a consequence of a breach of this Agreement by Licensor, beyond a reasonable cure period, Licensor's breach of its obligations arising under this Agreement, the exception provided herein shall not apply.

2.5 LICENSOR will retain all rights not expressly granted to the LICENSEE within this Agreement. Upon termination, for any reasons within this Agreement, the LICENSEE, and any sub-licensee, shall immediately discontinue any and all use of the Trademark.

3.    ROYALTIES

3.1 As consideration for the LICENSE granted to the LICENSEE by the LICENSOR hereunder, the LICENSEE shall pay to the LICENSOR as royalties (taking also in considerations the minimum performance as per the Development
      Schedule indicated herein), the following fees (hereinafter collectively the "ROYALTIES"):

      (i) DEVELOPMENT FEE: Fifty Seven Thousand and Five Hundred Dollars ($57,500) at the opening of each Restaurant owned or majority owned by LICENSEE or its Affiliates and/or any "sub-licensee", in accordance with the Development Schedule indicated herein, provided however that, at the end of each development year, the LICENSEE will have also to pay the Development Fee relating to Restaurants not yet opened but required as minimum in accordance with the Development Schedule as per Section 4.3;

      (ii) Two Hundred and Thirty Thousand Dollars ($230,000) at the signing hereof, as full payment of Development Fee for four (4) Restaurants which are opened at the date of this Agreement;

      (iii) OPERATIONAL FEE: Four Thousand Dollars ($4,000) each year with respect to each Restaurant owned or majority owned by LICENSEE or its Affiliates and/or any "sub-licensee". Such amount shall be due and payable in full at the beginning of each development year for Restaurants which are opened and for Restaurants to be developed in the relevant development year, with a minimum total number at the end of each development year in accordance with the Development Schedule as per Section 4.3;

      (iv) In respect of the two (2) Restaurants opened prior to January 1, 2003 and LICENSOR giving up its rights in the capital stock in Roadhouse Grill Europe B.V., LICENSEE shall pay as Operational Fees and compensation fee the lump sum of Nine Thousand Dollars ($9,000) for the period to December 31, 2002;

      (v) In respect of the four (4) Restaurants opened at the date of this Agreement, LICENSEE shall pay Operation Fees the sum of Thirteen Thousand Dollars ($13,000) for the period up to December 31, 2003;

      (vi) Further, the Parties agree that, for the two (2) Restaurants to be developed in period January 1 to December 31, 2004 as per Section 4.3, the Development Fee of One Hundred and Fifteen Thousand Dollars ($115,000) shall be paid upon signing of this Agreement;

      (vii) Therefore, at the signing hereof, the Licensee shall pay to the Licensor in full the sum of Three Hundred Ninety One Thousand Dollars ($391,000) so divided:

            -Two Hundred Thirty Thousand Dollars ($230,000), see Section
            3.1(ii);

            -Twenty Four Thousand Dollars ($24,000), see Section 3.1(iii) Operational Fee for development year 2004 for four (4) Restaurants opened and two (2) to be opened in 2004 as minimum requirement as per Section 4.3;

            -Nine Thousand Dollars ($9,000), see Section 3.1(iv);

            -Thirteen Thousand Dollars (13,000) see Section 3.1(v);

            -One Hundred Fifteen Thousand Dollars ($115,000), see Section
            3.1(vi)

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

      As from January 1, 2005 all Royalties' payments shall be due as described herein above.

      It is expressly understood that all Royalties paid in accordance to the above prescribed basis, are deemed to be fully earned upon payment as consideration of LICENSOR'S agreement not to grant a license of the Trademarks in the Territory to others, notwithstanding that payment of portions of such deposit is deferred, and notwithstanding that such Restaurants may not be actually developed or opened in a development year by the LICENSEE.

3.2 LICENSEE is required to have a guaranty for the development schedule and other monetary obligations under this Agreement as specified in Schedule C

3.3 All payments made by the LICENSEE to the LICENSOR under this Agreement shall, unless otherwise agreed, be paid in U.S. Dollars to the following bank account:

            Bank: Wachovia Bank, Jacksonville, Florida
            ABA # 063000021
            Beneficiary: Roadhouse Grill, Inc, 2703-A,
            Gateway Drive, Pompano Beach, FL 33069
            Account # 2090003135689

      If any amount due and payable to the LICENSOR pursuant to this Agreement is not paid when due, the unpaid sum shall bear default interest at the rate per annum seven percent (7%). It will be in further default if the above amount due and payable remains unpaid and is not cured for a period of sixty (60) days and shall be cause for termination under Section 10.

4.    DEVELOPMENT SCHEDULE

4.1 The LICENSOR hereby grants to the LICENSEE the exclusive right to develop a minimum thirty six (36) Restaurants within the Territory according to the Development Schedule set forth below.

4.2 No provision of this Agreement creates a partnership between the Parties or any of them or makes a Party the agent of another Party for any purpose. Subject to any express provisions of this Agreement, a Party has no authority or power to bind, to contract in the name of, or to create a liability for any other Party in any way or for any purpose.

4.3 As further consideration for the execution of this Agreement, the LICENSEE agrees to open and maintain, as a minimum requirement, an overall rate of development of the Restaurants in the Territory set forth above, in accordance with the following Development Schedule:

                                                             Total Number of New
Period Specified                                             Restaurants to be Opened
----------------                                             ------------------------
Already opened                                               four (4) Restaurants
January 1, 2004 to December 31, 2004                         two (2) Restaurants
January 1, 2005 to December 31, 2005                         two (2) Restaurants
January 1, 2006 to December 31, 2006                         three (3) Restaurants
January 1, 2007 to December 31, 2007                         three (3) Restaurants
January 1, 2008 to December 31, 2008                         three (3) Restaurants
January 1, 2009 to December 31, 2009                         three (3) Restaurants
January 1, 2010 to December 31, 2010                         four (4) Restaurants
January 1, 2011 to December 31, 2011                         four (4) Restaurants
January 1, 2012 to December 31, 2012                         four (4) Restaurants
January 1, 2013 to December 31, 2013                         four (4) Restaurants

Total                                                        thirty six (36) Restaurants

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

4.4 The LICENSEE shall select a site or sites for the performance of the Development Schedule. The LICENSEE shall notify the LICENSOR the selected site. It shall be LICENSEE'S responsibility, at its own cost, to prepare all required construction plans and specifications, in accordance with applicable laws, in order to obtain relevant Italian authorities approval/s. LICENSEE agrees to place or display at the Restaurants (interior and exterior) such signs, emblems, lettering, logos and display materials of the Restaurant in the manner and in such locations that meets the approval of the approving authority in Italy and is consistent with the Trademarks.

4.5 The LICENSEE shall notify the LICENSOR the opening of each new Restaurant in accordance with the Development Schedule and provide a copy of details of the location of the Restaurant as specified in Schedule D.

4.6 The LICENSEE shall not be in default under this Agreement in the event of delay to meet the Development Schedule, provided that the LICENSEE complies with Section 3 above and it is not in further default under
      Section 3.3.

4.7 LICENSOR grants the LICENSEE an option to discontinue the development of the Restaurants pursuant to the Development Schedule under this Agreement on January 1, 2009 provided that LICENSEE submits evidence to LICENSOR'S reasonable satisfaction that LICENSEE'S business of operating Restaurants is not up to its expectations. It shall be sufficient evidence for the LICENSOR the fact that the average ROI of the LICENSEE, calculated on a four (4) calendar years period from the date hereof, is equal or below twenty percent (20%). LICENSEE shall give the LICENSOR written notice of its election to discontinue development of Restaurants pursuant to the Development Schedule sixty (60) days prior January 1, 2009. LICENSOR agrees to give LICENSEE its written acknowledgment, not more than thirty
      (30) days after receipt of LICENSEE's notice and all requested documents, including but not limited to audited financial statements providing evidence of LICENSEE's claim that its business of operating Restaurants is not up to its expectations As part of its continuing assessment of the quality of operations and business of the Restaurants, LICENSEE is required to furnish monthly sales reports of each Restaurant to LICENSOR by the last day of the following month.

4.8 LICENSOR hereby grants LICENSEE a right of first refusal, to include within the Territory agreed upon in this Agreement, the countries of (or part of) France, Germany, Spain, Switzerland and Benelux (Belgium, Holland and Luxemburg). Upon notice by LICENSOR to LICENSEE of a written offer by another prospective licensee for any of the above mentioned countries (or part of), along with any details and data related to such offer as available to LICENSOR, LICENSEE shall exercise its right of first refusal within fourteen (14) days from receipt of the aforementioned notice by the LICENSOR. If LICENSEE exercises its right of first refusal, it shall, within 7 days execute a binding term sheet specifying the terms and conditions for the territory to be included within the Territory. If LICENSEE fails to exercise such right of first refusal with respect to a certain country (or part of), within the above time period, or if Licensee has exercised its right of first refusal but fails to execute a binding term sheet within the above time period, LICENSOR shall be entitled to grant the Trademark's license to a third party with respect the sole said country (or part of), while the LICENSEE's right of first refusal shall remain effective with respect to the other countries above mentioned.

5     QUALITY STANDARDS

5.1 The LICENSEE shall use the Trademarks in accordance with such quality standards observed by the LICENSOR in the operation of restaurants within the U.S.

5.2 The LICENSEE shall use the Trademarks as identification of the Restaurant. The LICENSEE may, however, use any Trademark as part of its corporate or trade name, provided the said use is in connection with the performance of this Agreement or the sale of any Services or Products or in any other manner related to the Trademarks during the execution of this Agreement. LICENSEE agrees to prominently display the Trademarks at the Restaurant, or on supplies or materials designed by the LICENSOR or itself, and in connection with packaging materials, forms, labels and advertising and marketing materials. LICENSEE agrees to fully cooperate and render such assistance and perform such acts as may be necessary or advisable to protect the Trademarks.

5.3 The LICENSOR may, at its own expense and upon giving reasonable prior written notice to the LICENSEE, dispatch personnel to the premises of the LICENSEE in order to ensure compliance of the Products and/or the Services with the quality standards provided for in this Agreement.

5.4 LICENSEE shall spend annually at least zero and one half percent (0.5%) of sales revenue of each Restaurant for advertising and promotion in order to enhance the goodwill, image and Trademarks of the Restaurants.

5.5 LICENSEE shall endeavor to maintain the high standards of quality and service at all Restaurants it operates and licenses. LICENSEE agrees to cooperate with the LICENSOR by maintaining such high standards in the operation of the Restaurant. LICENSEE further agrees to comply to the best of its efforts to maintain specifications, standards and operating procedures suggested by LICENSOR relating to the appearance, function, cleanliness and operation of the Restaurants.

6.    USE OF THE TRADEMARKS

      The LICENSEE shall comply with all applicable laws regarding the use of the Trademarks on all labels, packages, package inserts, advertisements, and other media issued or employed by the LICENSEE upon or in connection with the use of the Trademarks.

7.    OWNERSHIP OF THE TRADEMARKS

7.1 The LICENSOR warrants that it is the holder of the rights of the Trademarks and that it is unaware any use of the Trademarks within the Territory which would infringe upon the rights of the LICENSEE as provided herein.

7.2 The LICENSOR shall pay all renewal fees necessary to maintain the registration of the Trademarks during the term of this Agreement.

7.3   The Parties warrants to each other as follows;

      7.3.1 LICENSOR represents and warrants to be fully solvent and in good standing and that the bankruptcy procedure opened before the Bankruptcy Court of the Southern District of Florida is terminated for all intent and purposes. LICENSOR acknowledges
                  (i) that LICENSEE and its parent company, by entering into this Agreement will invest substantial financial resources and its image, goodwill and reputation in the relationship with LICENSOR and the Trademarks and (ii) that LICENSEE and its parent company would suffer substantial damage in the event that LICENSOR makes an assignment for the benefit of creditors; files a petition in bankruptcy; admits to insolvency; or if a bankruptcy petition is filed against such Party and it is not opposed; or if such Party is adjudicated bankrupt or insolvent; or if a bill in equity or other proceeding for the appointment of a receiver for such Party or custodian for such Party's business or assets is filed and consented to by such Party, save any other remedy of applicable law and damages as due.

      7.3.2 LICENSEE represents and warrants that it is fully solvent and in good standing; and it has the financial and non-financial resources to carry out the development of Restaurants as required under the Development Schedule. LICENSEE acknowledges
                  (i) that LICENSOR and its parent company, by entering into this Agreement will provide the Trademarks, its image, goodwill and reputation in the relationship with LICENSEE (ii) that LICENSOR and its parent company would suffer substantial damage in the event that LICENSEE makes an assignment for the benefit of creditors; files a petition in bankruptcy; admits to insolvency; or if a bankruptcy petition is filed against such Party and it is not opposed; or if such Party is adjudicated bankrupt or insolvent; or if a bill in equity or other proceeding for the appointment of a receiver for such Party or custodian for such Party's business or assets is filed and consented to by such Party, save any other remedy of applicable law and damages as due.

7.4 The LICENSEE undertakes not to partake or permit any activity, which may jeopardize or invalidate the registration of the Trademarks from a register or which may prejudice the right, title, or interest of the LICENSOR in any of the Trademarks.

7.5 The LICENSEE shall not challenge the ownership, validity, or enforceability of the Trademarks licensed pursuant to this Agreement.

7.6 The LICENSEE will, upon written request, give to the LICENSOR or its authorized representative(s) any information pertaining to the Licensee's use of the Trademarks which the LICENSOR may reasonably require in order to defend any trademark infringement from third parties. The LICENSEE will render any assistance reasonably required by the LICENSOR in maintaining the registrations of the Trademarks in the Territory.

7.7 The LICENSEE will not make any representation or perform any act which may indicate that it has the right, title, or interest in or to the ownership or use of the Trademarks except under the terms of this Agreement. The LICENSEE shall acknowledge that this Agreement shall not grant the LICENSEE any right, title, or interest in the Trademarks as granted hereunder.

7.8 The use of the Trademarks by the LICENSEE shall at all times be in accordance with this Agreement.

7.9 The LICENSEE shall assist the LICENSOR, including by executing any necessary documents, in registering the LICENSEE as a registered user of the Trademarks. The LICENSEE hereby agrees that such registration may be cancelled by the LICENSOR on termination of this Agreement, and the LICENSEE shall assist the LICENSOR to achieve such cancellation, including by executing any necessary documents, without the LICENSEE being compensated.

8.    INFRINGEMENTS

8.1 The LICENSEE shall, as soon as it becomes aware, provide written notice explaining with particularity to the LICENSOR any use or proposed use by any person, firm, or company of a trade name, trademark, mode of promotion, or advertising which may infringe or threatens infringement of the LICENSOR's rights in relation to the Trademarks in the Territory.

8.2 In the event LICENSEE becomes aware of any person, firm, or company alleging that the Trademarks in the Territory are invalid or that use of the Trademarks in the Territory infringes the rights of another party, the LICENSEE shall immediately provide written notice, explaining with particularity, to the LICENSOR and shall have no communication, written or otherwise or make any admission to a third Party regarding the above.

8.3 The LICENSOR shall decide on the action to defend any legal proceeding regarding any infringement or alleged infringement of Trademarks in the Territory.

8.4 At the reasonable written request of the LICENSOR, the LICENSEE shall cooperate with the LICENSOR in defending any actions, claims, or proceedings, brought or threatened, regarding the Trademarks in the Territory, and the LICENSOR shall bear any reasonable expenses incurred by the LICENSEE.

8.5 The LICENSOR shall take all necessary action and the LICENSOR shall bear all expenses incurred in maintaining the validity and enforceability of the Trademarks in the Territory.

8.6 LICENSOR commits to carry on any and all reasonable and possible actions, claims, or proceedings deemed useful in order to defend the goodwill and/or the reputation of the Restaurants, or of the LICENSOR or of the Trademarks within the United States of America and the Territory, and to provide, within a reasonable period, written notice to the LICENSEE of the infringement caused, the action, claim and/or proceeding that the LICENSOR intends to pursue or sue.

9.    INDEMNITY

9.1 Any Party (the "INDEMNIFYING PARTY") shall be liable for and will indemnify the other Party (the "INDEMNIFIED PARTY") against any and all liability, loss, damages, reasonable and documented expenses incurred by the INDEMNIFIED PARTY (excluding indirect, special, incidental, consequential damages and tax consequences, if any, arising from the indemnification payments) (the "LOSSES") arising out of any material breach of the INDEMNIFYING PARTY's obligations hereunder, or other claim or proceedings brought against the INDEMNIFIED PARTY by a third Party claiming relief against the INDEMNIFIED PARTY by reason of the use by the INDEMNIFYING PARTY of the Trademarks, provided, however, that the INDEMNIFYING PARTY will not be liable for any such Loss arising from: (a) any breach of this Agreement by the INDEMNIFIED PARTY; (b) any invalidity or defect in the title of the Trademarks in the Territory beyond LICENSOR'S control as set forth herein under Section 12; (c) instructions given to the INDEMNIFYING PARTY by the INDEMNIFIED PARTY, provided such instructions have been properly carried out by the INDEMNIFYING PARTY; and
      (d) INDEMNIFIED PARTY'S gross negligence, wilful misconduct or breach of any applicable law or regulation.

      Upon receipt by the INDEMNIFIED PARTY of a notice of any action, the INDEMNIFIED PARTY shall promptly notify the INDEMNIFYING PARTY in writing. The INDEMNIFYING PARTY shall, in any jurisdiction, be entitled to assume the defence of any action with legal counsel of reputable standard reasonably satisfactory to the INDEMNIFIED PARTY. The INDEMNIFIED PARTY shall not have the right to assume its own defence by appointing its own legal counsel at its own cost and expense unless (i) the employment of such counsel has been authorized in writing by the INDEMNIFYING PARTY;
      (ii) the Parties have jointly concluded that there may be one or more legal defences available to the INDEMNIFIED PARTY which are different from or additional to those available to the INDEMNIFYING PARTY; provided that the INDEMNIFYING PARTY shall only be liable for reasonable and documented costs and expenses of the services of not more than one law firm, in connection with any one action. An INDEMNIFYING PARTY shall not be liable more than once for the same loss. No settlement may be executed by the INDEMNIFIED PARTY without the prior written consent of the INDEMNIFYING PARTY.

9.2 The LICENSOR acknowledges that the LICENSEE maintains in force a general coverage insurance for liabilities in which the LICENSEE may incur, as provided for in Schedule B of this Agreement. Further LICENSEE shall provide LICENSOR a renewal certificate for the above general coverage insurance as specified in Schedule B each year, upon renewal.

9.3 The LICENSOR shall have no liability for any sales, use, service, occupation, excise, gross receipts, income, property or other taxes, whether levied upon LICENSEE, the Restaurant, LICENSEE'S property or upon LICENSOR, in connection with the sales made, or business conducted by the LICENSEE (except any taxes LICENSOR is required by law to collect from LICENSEE with respect to purchases from LICENSOR). Payment of all such taxes shall be LICENSEE'S responsibility

10.   TERMINATION

10.1 The Parties agree and acknowledge that this Agreement, unless otherwise agreed by the Parties in writing, may be terminated by the non-breaching party for any of the following material reasons:

      10.1.1 The LICENSEE or its Guarantor fails to pay any Royalties due to the LICENSOR under this Agreement, provided that:

                  (i) such failure is not due to a delay by the LICENSOR in registering the Trademarks in the Territory pursuant to this Agreement nor to events beyond LICENSEE's control, as set forth herein under Section 12, nor to LICENSOR's breach of its obligations under the Agreement; and

                  (ii) such failure is not cured within a period of sixty (60) days after the LICENSEE receives written notice from the Licensor.

      10.1.2 The LICENSEE shall be in material breach of any of its obligations hereunder, provided that:

                  (i) such failure is not due to a delay by the LICENSOR in registering the Trademarks in the Territory pursuant to this Agreement nor to events beyond LICENSEE's control, as set forth herein under Section 12, nor to a LICENSOR's breach of its obligations under the Agreement; and

                  (ii)  such failure is not remedied within a period of sixty
                        (60) days after the LICENSEE receives written notice from a competent judicial court in London, United Kingdom.

      10.1.3 LICENSOR fails to maintain validity of the Trademarks in the Territory and such failure is not remedied within a period of sixty (60) days after the LICENSOR receives written notice from a competent judicial court in London, United Kingdom.

      10.1.4 If either Party makes an assignment for the benefit of creditors; or files a petition in bankruptcy; or admits to insolvency; or if a bankruptcy petition is filed against such party and it is not opposed; or if such party is adjudicated bankrupt or insolvent; or if a bill in equity or other proceeding for the appointment of a receiver for such Party; or custodian for such Party's business or assets is filed and consented to by such Party.

10.2 Upon termination of this Agreement whether for expiration of the term or for infringement of one of the Parties as per Section 10.1, the License herein granted and all rights, obligations and duties of the Parties under the Agreement shall cease and terminate immediately except as otherwise provided herein. Upon such termination, the LICENSEE shall, within a reasonable period, discontinue and abandon the use of the Trademarks and shall cease immediately to represent or advertise that it is in any way connected to the LICENSOR.

      If the termination is due to an infringement of the License, the LICENSEE shall:

      (a) immediately pay to the LICENSOR any Royalties accrued up to December 31, 2008 or if Section 4.7 is not exercised pay up to December 31, 2013 including all default interest under Section 3.3;

      (b) use the Trademarks and/or exercise any rights granted to the LICENSEE pursuant to this Agreement only in order to discontinue the use of the Trademarks granted by this Agreement within a reasonable period.

10.3 Upon termination of this Agreement, the obligations contained in Section 19 of this Agreement shall survive termination for a period of five (5) years.

11.   ASSIGNMENT AND SUB-LICENSE.

11.1 Except as provided in Section 11.2 below, the Parties agree that LICENSEE may assign, transfer, or subcontract, in whole or in part, this Agreement or the respective rights, duties, obligations, and responsibilities, only with the expressed written consent by Licensor, such consent not to be unreasonably withheld, and provided that the assignee is not a direct competitor of the LICENSOR in the United States of America in the steak house business or its franchisees in the steak house business.

11.2 The LICENSEE shall have the right under this Agreement to "sub-license" the use of the Trademarks for the operation of the Restaurants in the Territory, provided always that the amount of the sub-licensees shall not exceed fifty percent (50%) of the total units owned and operated by the LICENSEE at any time in connection with this Agreement. It is additionally agreed by the parties hereto, that in no event may the "sub-license" be granted to a competitor of the LICENSOR in the United States of America in the steak house business or its franchisees in the steak house business.

11.3 For the purposes of this Section, "sub-licensee" is defined as the direct holder of the business as a going concern of operating Restaurant, who is, in the meanwhile, (a) the owner or the lessee - as the case may be - of the premises where the operating Restaurant is located, (b) the holder of the administrative authorizations required for the carry on of the business concerning the Restaurant, and (c) is the subject who mostly sustained the financing required for the setting up of the business concerning the Restaurant.

12.   FORCE MAJEURE

      Neither Party to this Agreement shall be in breach or default of any provisions hereunder by reason of delay or failure in the performance of its duties and obligations due to natural calamity, war, civil disorder, fire, or any other cause beyond the reasonable control of the Party. Should either Party be unable to perform its duties and obligations under this Agreement as a direct result of one or more of such causes, such Party shall give written notice explaining the reasons for its non performance to the other Party. The operation of this Agreement shall be suspended during such period. Once the cause ceases to have effect, the Party relying upon such cause shall give written notice thereof to the other Party. Should the cause continue to have effect for a period of more than three (3) months, the Party not claiming relief under this clause shall have the right to terminate this Agreement upon giving thirty (30) days written notice of such termination to the other Party, but such notice shall not take effect should the other Party give notice within that period that the cause has ceased to prevent the operation of this Agreement.

13.   NON-COMPETITION

      Each of the Party hereto, shall not compete in the Territory with the other Party. LICENSEE'S default of this provision shall be cause for termination upon which the full amount of royalties under the development schedule shall be due and payable immediately per Section 10.2(a). LICENSEE'S acquisition or operation of another steak-house chain in the Territory, having at least forty restaurants therein, shall not be considered a violation of the non-compete obligation set forth herein, however, LICENSEE'S option to discontinue development of Restaurants under
      Section 4.7 shall terminate immediately. Under such circumstances, Licensee shall provide an additional perfected irrevocable guaranty, which will include the development fee and operational fee for the additional units to be developed from January 1, 2009 to December 31, 2013.

14.   SEVERABILITY

      In the event that any article, paragraph, sentence, or clause of this Agreement shall be held to be indefinite, invalid, or otherwise unenforceable, the indefinite, invalid, or unenforceable provision shall be deemed deleted, and the remaining part of this Agreement shall continue in full force and effect.

15.   WAIVER

      No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or shall operate as a waiver nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy as the case may be. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

16.   NOTICES

      All notices and other communications under this Agreement shall, unless otherwise stated herein, be given in writing (including where sent by facsimile or telex transmission or hand delivered) to each Party at the address or facsimile or telex number set forth below or at such other address as may be designated by such Party in a written notice to the other Party and confirmed by certified mail. All notices and communications hand delivered or sent via certified mail shall be effective when received, sent via telex when telexed against receipt of answer back, and sent via facsimile when a satisfactory transmission receipt is received by the sender and an acknowledgement of receipt is received by the sender from the recipient.

      If to the LICENSOR:
      ROADHOUSE GRILL, INC
      2703-A Gateway Drive
      Pompano Beach, Fl 33069
      USA
      Fax #:954-957-2528
      Attn: Alain Lee

      With a copy to:
      Martin Bernholz
      846 Island Road
      Harkers Island, NC 28531
      USA
      Fax #: 252-728-2517

      If to the LICENSEE:
      ROADHOUSE GRILL ITALIA S.R.L.
      Via Modena 53
      Castelvetro (Modena)
      Italy
      Fax #: 06-46201028
      Attn: Valentino Fabbian

17.   GENERAL

      This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all prior oral or written agreements, understandings or arrangements between them relating to the subject matter of this Agreement. Neither Party shall be entitled to rely on any agreement, understanding, or arrangement which is not expressly contained within this Agreement and no amendment shall be made except in writing and signed by a duly authorized representative of each Party.

18.   GOVERNING LAW, JURISDICTION AND ARBITRATION

18.1  This Agreement shall be governed by the laws of United Kingdom.

18.2 Each Party waives any objection which it may at any time have to the exclusive jurisdiction of the courts of London, United Kingdom; and agrees not to claim that the said courts are non-convenient or inappropriate forum.

18.3 Any dispute arising between the Parties in connection with this Agreement which cannot be resolved by amicable settlement shall be submitted to a competent judicial court in London, United Kingdom.

19.   CONFIDENTIALITY

      Each of the Party hereto, its agents, employees, and representatives agree not to divulge any proprietary and/or confidential information to any person or company which information has been furnished or disclosed to him/her as a result of this Agreement. Confidential Information shall mean information delivered by the Parties or any Subsidiary in connection with this Agreement that is proprietary in nature and that when received was adequately identified as being confidential information of each Party or such Subsidiary, provided that such term does not include information that
      (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the other Party or any person acting on its behalf, (c) otherwise becomes known to the other Party other than through disclosure by the Party or any Subsidiary or (d) constitutes financial statements delivered to the other Party in accordance with this Agreement that are otherwise publicly available. The Parties will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by itself in good faith to protect confidential information of third parties delivered to it or them, provided that any Party may deliver or disclose Confidential Information to (i) its directors, officers, trustees, employees, agents, attorneys and affiliates (only to the extent such disclosure reasonably relates to the administration of this Agreement), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this section,
      (iii) any other person who has agreed to be bound by confidentiality provisions substantially similar to this section, (iv) any federal or state regulatory authority having jurisdiction over it, or (v) effect compliance with any law, rule, regulation or order applicable to that Party, in response to any subpoena or other legal process, in connection with any litigation to which it is a party, or if an Event of Default has occurred and is continuing, to the extent the Party may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under this Agreement. The disclosing Party shall, as promptly as possible, inform the other Party of the request of disclosure, so that the latter may seek appropriate remedy or waive the terms of the confidentiality obligations. Disclosure shall in any event be limited to that portion of information that the Party is legally required to disclose.

      No Party shall, and each Party shall ensure that no Affiliate of it shall, make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement unless it has first obtained the other Party's written consent. Neither Party shall use the name of the other Party or of any company, which belongs to its group without having first obtained the other Party's written consent.

IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the day and year first above written.

BY:    ROADHOUSE GRILL, INC

      /s/  Ayman Sabi
      -------------------------
      Name:  Ayman Sabi

By:   ROADHOUSE GRILL ITALIA S.R.L.

      /s/ Stefano Lalumera
      -------------------------
      Name:  Stefano Lalumera